Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

ADVANCED PHOTONIX, INC.
REPORTS THIRD QUARTER FISCAL 2007 RESULTS

o	Telecom sales up 109% from year ago quarter
o	Gross profit margin improved to 49% from 46% from year ago quarter
o	GAAP loss of $0.05 per share, Non-GAAP income of $0.01 per share.

Ann Arbor, MI, February 12, 2007 --Advanced Photonix, Inc. ® (AMEX:API) (the “Company”) today reported its third quarter fiscal 2007 results.

Revenues for the third quarter of fiscal 2007 ended December 29, 2006 were $5.881 million, a decrease of $630,000, or 10%, compared to revenues of $6.511 million for the quarter ended December 25, 2005. . The Company reported a net loss calculated in accordance with generally accepted accounting principles in the U.S. ("GAAP") of $964,000, or $.05 per share fully diluted, for the quarter, compared with a GAAP net loss of $886,000, or $0.05 per share fully diluted, for the third quarter of fiscal 2006.

The Company had substantial growth in the telecommunications market in the 3rd quarter ended December 29, 2006 (Q3 2007) as compared to the quarter ended December 25, 2005 (Q3 2006). Telecommunications market revenues were $1.766 million, an increase of 109% (or $922,000) over Q3 2006 revenues of $844,000. Medical market revenues were $578,000, an increase of 12% (or $60,000) over Q3 2006 revenues of $518,000. Industrial Sensing/NDT market revenues decreased to $2.287 million, a decrease of 16% (or $452,000) from Q3 2006 revenues of $2.739 million due primarily to the delay in shipments of Terahertz NDT systems. Military/aerospace market revenues were $1.162 million, a decrease of 32% (or $534,000) from the comparable prior period revenues of $1.696 million, due primarily to the delay in Optosolution product orders and a reduction in development contracts for Terahertz. Homeland Security revenues of $88,000 decreased $626,000 (or 88%) compared to Q3 2006 revenues of $714,000, due to the continued delay in government Terahertz development contracts from the Transportation Security Administration (TSA).

Gross profit improved to 49% of sales for the third quarter 2007 and to 47% of sales for the nine months ended December 29, 2006, compared to 46% and 43%, respectively, of sales for the comparable prior year periods, due primarily to product mix. For the nine months ended December 29, 2006, gross profit of $8.242 million, increased by $972,000 over the comparable nine month period of fiscal 2006 on increased sales of $645,000.

Revenues for the nine months ended December 29, 2006 were $17.427 million, an increase of $645,000 or 4%, compared to revenues of $16.782 million for the nine months ended December 25, 2005. Telecommunication revenues were $4.271 million, an increase of 88% compared to revenues of $2.269 million in the comparable period of the prior year, due primarily to the introduction and rapid market acceptance of new 10 Gbs and 40Gbs products for the growing fiber optic communications market, resulting in new customers and gains in existing market share.

The Non-GAAP income for the third quarter of fiscal 2007 was $256,000, or $0.01 per share fully diluted, compared to Non-GAAP income of $537,000 or $0.03 per share fully diluted for the comparable period a year ago. Non-GAAP loss for the nine month period ended December 29, 2006 was $79,000 or $0.00 per share fully diluted, as compared to Non-GAAP income of $427,000, or $0.02 per share fully diluted, for the period ended December 25, 2005.

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

Non-GAAP income is considered non-GAAP financial information, and a reconciliation of non-GAAP financial measures used in this press release to the GAAP financial measures can be found in the reconciliation of Non-GAAP income to GAAP income financial schedule, included on page five of this press release.

On an EBITDA basis (which is defined as GAAP earnings before interest, taxes, depreciation, and amortization), the Company reported income of $347,000 for the third quarter of 2007. This compares to income of $889,000 for the third quarter of 2006. A reconciliation of EBITDA to GAAP income can also be found on page five of this press release.

Richard Kurtz, Chairman and Chief Executive Officer, commented, "We are pleased with our growth in the telecommunications market, up 109% over the same period of the prior year. We expect our growth in this market to continue through the remainder of this year and next year. While we did not meet our internal revenue growth targets for the quarter, we did exceed our gross margin expectations. The revenue short fall comes from both the military and homeland security markets. The military market shortfall is the result of delays in receiving follow-on contracts, which we fully expect to receive in future quarters. While we continue to be disappointed in the speed at which the Transportation Security Administration (TSA) is developing and deploying the next generation technologies for Homeland security, we are actively engaged in non-destructive testing application development for other markets, and in the development of next generation terahertz systems. These next generation systems will provide the foundation for further expansion in homeland security, aerospace, military and industrial quality control markets, and we believe will pay dividends in the coming years. With the delay in receiving military contracts, and continued delay in receiving TSA contracts, we are reducing our revenue guidance for fiscal 2007 from the previous $27 to $28 million to $24.5 million to $25.5 million, or approximately 4% to 8% revenue growth.”

The Company will hold a conference call to discuss the results for the third quarter ended December 29, 2006 on Monday, February 12, 2007, at 5:00 PM EST. Participants can dial into the conference call at 800-798-2801 (617-614-6205 for international) using the pass code 94694797. The call will be webcast live by CCBN and can be accessed at Advanced Photonix’s web site at http://investor.advancedphotonix.com/ or at www.earnings.com. An audio replay of the call will be available shortly thereafter the same day and will remain on-line for two weeks. The replay number is 888-286-8010 (617-801-6888 for international) using passcode 36105562.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

Consolidated Statement of Operations (unaudited)
	Three months ended		Nine months ended
	December 29, 2006	December 25, 2005 (Restated)	December 29, 2006	December 25, 2005 (Restated)
Net Sales	$5,881,000	$6,511,000	$17,427,000	$16,782,000
Cost of Sales	2,997,000	3,513,000	9,185,000	9,512,000
Gross Margin	2,884,000	2,998,000	8,242,000	7,270,000

Other Operating Expenses
Research & Development	1,005,000	836,000	2,994,000	2,083,000
General & Administrative	1,517,000	1,420,000	5,097,000	4,229,000
Other Expense - Wafer Fab	174,000	-	294,000	-
Sales & Marketing	524,000	482,000	1,507,000	1,311,000
Total Other Operating Expenses	3,220,000	2,738,000	9,892,000	7,623,000

Net Operating Loss	(336,000)	260,000	(1,650,000)	(353,000)

Other (Income) & Expense
Other (Income)/Expense	10,000	(3,000)	7,000	4,000
Interest Income	(48,000)	(10,000)	(165,000)	(24,000)
Interest Expense-Related Party	56,000	57,000	168,000	140,000
Interest Expense - Warrant discount	407,000	1,013,000	1,048,000	1,904,000
Interest Expense	203,000	89,000	613,000	368,000
Other (Income) & Expense	628,000	1,146,000	1,671,000	2,392,000

Net Loss	$(964,000)	$(886,000)	$(3,321,000)	$(2,745,000)
Net earnings per share	$(0.05)	$(0.05)	$(0.17)	$(0.16)
Diluted earnings per share	anti-dilutive	anti-dilutive	anti-dilutive	anti-dilutive

Weighted number of shares outstanding	19,089,000	18,563,000	19,032,000	16,983,000

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

Condensed Consolidated Balance Sheets

	December 29, 2006 (Un-audited)	March 31, 2006 (Restated)
Assets
Current assets:
Cash and cash equivalents	$4,191,000	$5,933,000
Accounts receivable, net	3,164,000	4,387,000
Inventory, net	4,135 000	3,434,000
Prepaid expenses and other current assets	547,000	711,000
Total current assets	12,037,000	14,465,000
E Equipment and leasehold improvements, net	4,196,000	3,375,000
Goodwill, net of accumulated amortization of $353,000 for December 29, 2006 and March 31, 2006	4,719,000	4,719,000
Intangibles and patents, net	13,315,000	14,355,000
Other assets	1,014,000	1,087,000
Total assets	$35,281,000	$38,001,000

Liabilities and shareholders' equity
Current liabilities
Line of credit	$1,000,000	$1,000,000
Accounts payable and accrued expenses	2,100,000	1,934,000
Compensation and related withholdings	855,000	697,000
Deferred income	--	77,000
Current portion of long-term debt, related party	550,000	500,000
Current portion of long-term debt	4,956,000	927,000
Total current liabilities	9,461,000	5,135,000

Long-term debt, less current portion	1,350,000	5,002,000
Long-term debt, less current portion - related party	1,851,000	2,401,000
Total liabilities	12,662,000	12,538,000

Commitments and contingencies
Class A redeemable convertible preferred stock, $.001 par value; 780,000 shares authorized; - 40,000 shares issued and outstanding; liquidation preference $32,000	32,000	32,000
Shareholders' equity:
Preferred stock - no shares issued and outstanding	-	-
Class A common stock, $.001 par value, 50,000,000 authorized; December 29, 2006 - 19,059,006 shares issued and outstanding, March 31, 2006 - 18,885,006 shares issued and outstanding.	19,000	19,000
Class B common stock, $.001 par value; 4,420,113 shares authorized, December 29, 2006 and March 31, 2006 - 31,691 issued and outstanding.	-	-
Additional paid-in capital	44,058,000	43,581,000
Accumulated deficit	(21,490,000)	(18,169,000)
Total shareholders' equity	22,587,000	25,431,000
Total liabilities and shareholders' equity	$35,281,000	$38,001,000

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

Non-GAAP Financial Measures

The Company provides Non-GAAP income and EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP income and EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP income and EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

Reconciliation of GAAP Net Income/(Loss) to EBITDA
	Three months ended		Nine months ended
	December 29, 2006	December 25, 2005 (Restated)	December 29, 2006	December 25, 2005 (Restated)
Net Income (Loss)	$(964,000)	$(886,000)	$(3,321,000)	$(2,745,000)

Add Back:
Net Interest expense (income)	210,000	136,000	616,000	484,000
Interest expense - Warrant (Fair Value)	407,000	1,013,000	1,048,000	1,904,000
Depreciation Expense	278,000	217,000	753,000	581,000
Amortization	416,000	409,000	1,246,000	1,122,000
Subtotal - Add backs	1,311,000	1,775,000	3,663,000	4,091,000
EBITDA	$347,000	$889,000	$342,000	$1,346,000

Reconciliation of GAAP Net Income/(Loss) to Non-GAAP Income (Loss)
	Three months ended		Nine months ended
	December 29, 2006	December 25, 2005 (Restated)	December 29, 2006	December 25, 2005 (Restated)
Net Income (Loss)	$(964,000)	$(886,000)	$(3,321,000)	$(2,745,000)

Add Back:
Interest Expense - Convertible notes	129,000	1,000	378,000	146,000
Interest expense - Warrant (Fair Value)	407,000	1,013,000	1,048,000	1,904,000
Amortization - prepaid finance expense	33,000	57,000	100,000	177,000
Amortization - intangibles/patents	383,000	352,000	1,146,000	945,000
Stock Option Compensation Expense	94,000	-	276,000	-
Other Expense - Wafer Fabrication	174,000	-	294,000	-
Subtotal - Add backs	1,220,000	1,423,000	3,242,000	3,172,000
Non-GAAP Income/(Loss)	$256,000	$537,000	$(79,000)	$427,000

Net earnings per share	$0.01	$0.03	$(0.00)	$0.03
Diluted earnings per share	$0.01	$0.02	anti dilutive	$0.02

Weighted number of shares outstanding	19,089,000	18,563,000	19,032,000	16,983,000
Diluted shares outstanding	22,637,000	20,559,000	22,580,000	18,979,000

Contact:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Richard Moyer, Cameron Associates (212) 554-5466

Advanced Photonix, Inc® (AMEX: API) is a leading vertically integrated optoelectronic semiconductor manufacturer of optoelectronic solutions, high-speed optical receivers and terahertz instrumentation to a global OEM customer base. Products include patented silicon (Si), indium phosphide (InP) and gallium arsinide (GaAs) based APD, PIN, and FILTRODE® photodetectors; high-speed optical receivers; and the T-Ray™ 2000 and QA1000 THz product platforms. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.